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                                                                    EXHIBIT 4.11

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the _1st__ day of _SEPTEMBER____, 2004 (the "EFFECTIVE DATE"), by and between JAMES HARDIE BUILDING PRODUCTS, INC., a California corporation (the "COMPANY") and DAVID MERKLEY, a resident of California (the "EXECUTIVE").

                                    RECITALS

      The Company and the Executive desire to enter into this Agreement to establish the terms and conditions of the Executive's employment by the Company during the term hereof.

      The Executive will have responsibilities for activities in companies in the James Hardie group in addition to those owed to the Company - these companies together with the Company are referred to in this Agreement as the "Group".

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions and covenants contained herein the parties agree as follows:

                                    ARTICLE I
                                     DUTIES

      1.01 Duties. The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Company's Executive Vice President -- Engineering and Process Development upon the terms and subject to the conditions set forth in this Agreement. The Executive will report directly to the Chief Executive Officer and will be responsible, to the Chief Executive Officer, for various duties and functions, including but not limited to continued engineering advances and developments, new plant design and construction, and Pipes and Trim technology and manufacturing. The Executive shall perform such other or different duties and functions consistent with his role as Executive Vice President -- Engineering and Process Development as may from time to time be assigned to him by the Company's Chief Executive Officer or Board of Directors.

      1.02 Other Business.

            (a) During the term of this Agreement, the Executive agrees that during the course of the Company's business hours, he will devote the whole of his time, attention and efforts to the performance of his duties and obligations hereunder. The Executive shall not, during the term of this Agreement, engage in any activity which materially interferes with his performance of duties assigned the Executive hereunder.

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            (b) The Executive shall not, during the term of this Agreement, without the written approval of the Chief Executive Officer and obtained in each instance, directly or indirectly (i) accept employment or receive any compensation for the performance of services from any business enterprise other than the Company or the Group, or (ii) enter into or be concerned or interested in any trade or business or public or private work (whether for profit or otherwise and whether as partner, principal shareholder or otherwise), which may, in the absolute discretion of the Chief Executive Officer, hinder or otherwise interfere with the performance by the Executive of his duties and obligations hereunder, except as a holder of not more than five percent (5%) of any class of stock or other securities in any company which is listed and or traded on any securities market. Nothing in this Section 1.02(b) prevents the Executive from carrying out up to 15 hours per week of unpaid employment with religious, not for profit or voluntary organizations.

                                   ARTICLE II
                                TERM OF AGREEMENT

      The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the Executive leaves employment with the Company for any reason, including but not limited to resignation, termination, death or disability. The provisions of Article V of the Agreement will continue in full force and effect after the termination of the Agreement in accordance with the provisions thereof.

                                   ARTICLE III
                                  COMPENSATION

      During the term of this Agreement, the Company shall pay, or cause to be paid to the Executive in cash in accordance with the normal payroll practices of the Company for senior executive officers (including deductions withholdings and collections as required by law), the following:

      3.01 Annual Base Salary. An annual base salary ("ANNUAL BASE SALARY") will be paid equal to Three Hundred Seven Thousand Dollars ($307,000) per year. Adjustments in Annual Base Salary, if any, shall be determined by the Company in its sole and absolute discretion, based upon annual reviews prior to March 31 of each year of the scope of the Executive's duties and Executive's performance of such duties.

      3.02 Annual Bonus. A cash bonus (the "ANNUAL BONUS") to be paid each year pursuant to the Company's Economic Profit Bonus Plan, subject to the achievement of goals agreed by the Chief Executive Officer in accordance with this Section 3.02, at the same time bonuses are generally paid to other senior executives of the Company for the relevant fiscal year. Each year of the term of this Agreement the Chief Executive Officer shall approve objective and quantifiable annual goals which shall be reduced to writing and presented to the Executive on or before the sixtieth (60th) day after the Effective Date or the commencement of the Company's fiscal year, as appropriate. The targeted annual bonus shall be sixty-five percent (65%) of the Executive's Annual Base Salary on March 31, 2005 prorated from April 1, 2004 to the effective

                                                                               2

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date of this agreement and ninety percent (90%) of the Executive's Annual Base
Salary on March 31,from the effective date forward.

      3.03 Gross Amounts. The Annual Base Salary and Annual Bonus set forth in this Article III shall be the gross amounts of such Annual Base Salary and Annual Bonus. The Executive is responsible for paying any and all taxes due on any amounts received by him as Annual Base Salary or Annual Bonus, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

                                   ARTICLE IV
                                 OTHER BENEFITS

      4.01 Incentive Savings and Retirement Plans. The Executive shall be entitled to participate, during the term of this Agreement, in all incentive (including the Company's Equity Incentive Plan), savings and retirement plans, practices, policies and programs available to other senior executives of the Company. Any benefits received pursuant to this Section 4.01 shall be the gross amount of such benefits. The Executive is responsible for paying any and all taxes due on any benefits received pursuant to this Section 4.01, including, but not limited to, any income tax, social security tax, Medicare tax or capital gains tax.

      4.02 Welfare Benefits. Immediately upon the Effective Date and throughout the term of this Agreement, the Executive and/or the Executive's family, as the case may be, shall be entitled to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) in accordance with the applicable provisions thereof, at a level that is equal to other senior executives of the Company. For the avoidance of doubt, the Executive's Accident, Death and Dismemberment cover will be a minimum three times the Executive's annual base salary, or such higher amount as is agreed by the Company.

      4.03 Fringe Benefits. Immediately upon the Effective Date and throughout the term of this Agreement, the Executive shall be entitled to participate in all appropriate fringe benefit programs provided by the Company to its senior executives at comparable levels.

      4.04 Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary travel and other business expenses incurred or paid by the Executive in connection with the performance of his services under this Agreement. The Executive shall be reimbursed upon the Company's receipt of accountings in accordance with practices, policies and procedures applicable to senior executives of the Company.

      4.05 Vacation. The Executive shall be entitled to twenty (20) paid vacation days during each twelve (12) month period, beginning the Effective Date, during the term of this Agreement. Such paid vacation days shall accrue without cancellation, expiration or forfeiture.

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      4.06 Car Allowance. The Company will either lease an automobile for business and personal use by the Executive, or, in the alternative, the Executive will be entitled to an automobile lease allowance not to exceed Seven Hundred Fifty Dollars ($750) per month during the term of this Agreement. Unused allowance or part thereof will be paid to the Executive. The Company shall be responsible for all costs relating thereto, including gasoline, repairs, maintenance and insurance. All automobile insurance policies for such automobile shall name the Company and the Executive as co-insureds. Personal taxation costs arising from the Executive's personal use of such automobile shall be the Executive's sole responsibility.

      4.07 Annual Review. The Executive's benefits under this Article IV will be reviewed annually during the review process provided in Section 3.01 above.

                                    ARTICLE V
                              RESTRICTIVE COVENANTS

      5.01 Trade Secrets. Confidential and Proprietary Business Information.

            (a) The Company has advised the Executive and the Executive has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Group. "Protected Information" means trade secrets, confidential and proprietary business information of the Group, any information of the Group other than information which has entered the public domain (unless such information entered the public domain through effects of or on account of the Executive), and all valuable and unique information and techniques acquired, developed or used by the Group relating to its business, operations, employees, customers and suppliers, which give the Group a competitive advantage over those who do not know the information and techniques and which are protected by the Group from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Group and any of their agents or employees.

            (b) The Executive acknowledges that the Executive will acquire Protected Information with respect to the Group and its successors in interest, which information is a valuable, special and unique asset of the Group's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Group.

            (c) Either during or after termination of employment by the Company, the Executive shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Executive's employment) nor use in any manner, any Protected Information, or cause any such information of the Group to enter the public domain.

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      5.02 Non-Competition

            (a) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, in accordance with Sections 6.01(b), 6.02(b), and 6.03(c) for a period of at least two (2) years, and up to four (4) years at the Company's discretion (assuming exercise of the Company's rights under 7.01(b)), after the termination of this Agreement, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 5.02(c).

            (b) The Executive agrees that the Executive shall not during the Executive's employment with the Company, and, in accordance with Sections 6.01(b), 6.02(b), and 6.03(c) for a period of at least two years, and up to four
(4) years at the Company's discretion (assuming exercise of the Company's rights under 7.01(b)), after the termination of this Agreement, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 5.02(b) shall, however, restrict the Executive from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give the Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Executive's duties hereunder and the Executive's interest in such investment.

            (c) For purposes of this Section 5.02, "Prohibited Business" shall be defined as the business of:

                  (i) marketing or selling of fiber cement products, where the marketing or selling of such products is a principal activity of the business;

                  (ii)  manufacturing or processing fiber cement products;

                  (iii) building, assembling, operating or maintaining plant and equipment, where that plant and equipment is particular to the manufacturing or processing of fiber cement products;

                  (iv) manufacturing or processing raw materials for fiber cement products where that manufacturing or processing is particular to the raw material used in fiber cement products;

                  (v) research or development activities relating to Section 5.02(c)(i)-(iv); and

and any branch, office or operation thereof, which is a competitor of the Company or which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

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      5.03 Non-Solicitation. From the date hereof until at least two (2) years and up to four (4) years at the Company's discretion after the Executive's termination of employment with the Company, the Executive shall not, directly or indirectly (a) encourage any employee or supplier of the Group or any of their successors in interest to leave his or her employment with the Group or any of their successors in interest, (b) employ, hire, solicit or cause to be employed, hired or solicited (other than by the Group or any of their successors in interest), or encourage others to employ or hire any person who within at least two (2) years, and up to four (4) years at the Company's discretion, prior thereto was employed by the Group or any of their successors in interest, or (c) establish a business with, or encourage others to establish a business with, any person who within at least two (2) years, and up to four (4) years at the Company's discretion, prior thereto was an employee or supplier of the Group or any of their successors in interest.

      5.04 Disclosure of Employee-Created Trade Secrets Confidential and Proprietary Business Information. The Executive agrees to promptly disclose to the Company all Protected Information developed in whole or in part by the Executive during the Executive's employment with the Company and which relates to the Group's business. Such Protected Information is, and shall remain, the exclusive property of the Company. All writings created during the Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Group and the Company shall own all rights in such writings.

      5.05 Survival of Undertakings and Injunctive Relief

            (a) The provisions of Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement shall survive both the termination of the Executive's employment with the Company and the termination of this Agreement irrespective of the reasons for such termination.

            (b) The Executive acknowledges and agrees that the restrictions imposed upon the Executive by Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting the Executive's future employment by others. Furthermore, the Executive acknowledges that, in view of the Protected Information which the Executive has or will acquire or has or will have access to and in view of the necessity of the restrictions contained in Sections 5.01, 5.02, 5.03 and 5.04, any violation of any provision of Sections 5.01, 5.02, 5.03 and 5.04 hereof would cause irreparable injury to the Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing the Executive consents and agrees that if the Executive violates any of the provisions of Sections 5.01, 5.02, 5.03 or 5.04 of this Agreement, the Company and its successors in interest as the case may be, shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining the Executive from committing or continuing any violation of such Sections of this Agreement.

      In the event of any such violation of Sections 5.01, 5.02, 5.03 and 5.04 of this Agreement, the Executive further agrees that the time periods set forth in such Sections shall be extended by the period of such violation.

                                                                               6

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                                   ARTICLE VI
                                   TERMINATION

      6.01 Termination of Employment by Voluntary Resignation /Death
/Disability.

            (a) The Executive's employment under this Agreement may be terminated:

                  (i) Upon voluntary resignation by the Executive in accordance with the notification requirement provided in Article IX;

                  (ii) Upon the death of the Executive, this Agreement and the Executive's employment hereunder shall terminate immediately and without notice by the Company; or

                  (iii) In the event of the inability of the Executive to perform his duties or responsibilities thereunder, as a result of a Permanent Disability (as defined below) upon written notice by the Company. A "Permanent Disability" occurs when for a period of ninety (90) consecutive calendar days, or an aggregate of one hundred twenty (120) calendar days during any calendar year (whether or not consecutive) the Executive is unable to perform his duties or responsibilities hereunder as a result of a mental or physical ailment or incapacity. Upon the occurrence of a Permanent Disability, the Company will evaluate the Executive's condition and determine whether or not to send written notice of such Executive's termination.

            (b) Upon termination pursuant to this Section 6.01(a)(i), the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company and the Executive agree that the Company shall continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after the Executive's voluntary resignation, and the Executive agrees not to violate the provisions of Section 5.02 for an equivalent period.

            (c) Upon termination pursuant to this Section 6.01(a)(ii) above, the Company shall pay or grant, to such person as the Executive designates in a notice filed with the Company, or, if no such person shall be designated, to the Executive's estate as a lump sum death benefit, an amount equal to any compensation under this Agreement earned up to the date of such termination, including salary and any accrued but unpaid vacation days. In addition, any stock options or warrants which have vested at the time such termination will be exercisable by the Executive's estate in accordance with the Company's Equity Incentive Plan. The Executive's designated beneficiary or the executor of the Executive's estate, as the case may be, shall accept the payment provided for in this Paragraph 6.01(c) in full discharge and release of the Company of and from any further obligations under this Agreement.

            (d) Upon termination pursuant to Section 6.01(a)(iii) above, the Executive shall be entitled to the benefit of disability or other relevant insurance or benefits provided pursuant to Section 4.02 above. The Executive shall not be entitled to payment of any

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compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company, in its sole and absolute discretion, may decide to continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after the Executive's voluntary resignation, in return for the Executive not violating the provisions of Section 5.02 for an equivalent period and the Executive's execution, without revocation, of a Company Release of Claims upon the effective date of the termination of the Executive's employment.

      6.02 Termination for Cause. (a) The Company may terminate the Executive's employment for Cause by giving the Executive written notice of such termination. For purposes of this Agreement, "Cause" for termination shall mean:

                  (i) the willful failure or refusal to carry out the reasonable directions of the Chief Executive Officer or Board of Directors, which directions are consistent with the Executive's duties as set forth under this Agreement;

                  (ii) a willful act by the Executive that constitutes gross negligence in the performance of the Executive's duties under this Agreement and which materially injures the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest; or

                  (iii) a conviction for a violation of a state or federal criminal law involving the commission of a felony or other crime involving moral turpitude.

            (b) Upon termination for Cause, the Executive shall not be entitled to payment of any compensation other than salary under this Agreement earned up to the date of such termination, any accrued but unpaid vacation days, and any stock options, warrants or similar rights which have vested at the date of such termination. The Company and the Executive agree that the Company shall continue to pay the Executive his Annual Base Salary, in accordance with the Company's normal practices for other senior executives, for two (2) years after such termination for Cause, and the Executive agrees not to violate the provisions of
Section 5.02 for an equivalent period and the Executive's execution, without revocation, of a Company Release of Claims upon the effective date of the termination of the Executive's employment.

      6.03 Termination Without Cause or Termination by Executive for Good Reason. Should the Executive's employment be terminated for a reason other than as specifically set forth in Sections 6.01 or 6.02 above, whether terminated by the Company or terminated by the Executive for Good Reason (as defined below):

            (a) the Company shall pay the Executive an amount equal to 1.5 times the Annual Base Salary applying as at the date of termination, paid in accordance with Section 6.03(c) below.

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            (b) the Company shall pay the Executive an amount equal to 1.5 times the Average Annual Bonus actually paid to the Executive in accordance with
Section 6.03(c) below. For purposes of this Section 6.03, Average Annual Bonus shall mean the aggregate Annual Bonus actually paid to the Executive by the Company, including the bonus bank amounts actually paid out to the Executive, over the last three years immediately preceding the year of such termination divided by three.

            (c) the Company shall pay the amounts specified in each of Sections 6.03(a) and (b) above in monthly installments, in accordance with the Company's normal payroll practices for other senior executives, for the period of eighteen months following such termination, in return for the Executive's execution, without revocation, of a Company Release of Claims upon the effective date of the termination of the Executive's employment. In addition, the Company and the Executive agree that the Company shall continue to pay the Executive additional amounts equal to his Annual Base Salary as of the date of termination of employment in accordance with the Company's normal practices for other senior executives, for up to two (2) years following the Executive's termination, and the Executive agrees not to violate the provisions of Section 5.02 above for an equivalent period and the Executive's execution, without revocation, of a Company Release of Claims at that time.

            (d) all of the stock options, warrants, retirement benefits and other similar rights, if any, granted by the Company to the Executive which are vested at the date of the termination of the Executive's employment shall remain vested. All stock options that will vest between the date of such termination of employment and the completion of the Consulting Agreement addressed in Article VII of the Agreement (or violation of Section 5.02 above if that occurs), will continue to vest on the vest dates stipulated in the grant document. All stock options unvested as of the completion of the Consulting Agreement addressed in
Article VII of the Agreement (or violation of Section 5.02 above if that occurs) will immediately expire. All stock options vested as of the completion of the Consulting Agreement addressed in Article VII of the Agreement (or violation of Section 5.02 above if that occurs) will remain exercisable until the earlier of
(i) the date such Stock Options would expire in accordance with their terms, and
(ii) 90 days after the date of completion of the Consulting Agreement and/or violation of Section 5.02 above.

            (e) all health and medical benefits shall continue for the remainder of the term of this Agreement; and the Company will pay the Executive's premium for continued coverage for medical, dental and vision benefits, if applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") for himself and, if applicable, his covered dependents for up to eighteen months following the date of the termination of Executive's employment, in accordance with the provisions of COBRA, for a period of up to eighteen months following the termination of the Executive's employment.

                                                                               9

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            The term "Good Reason," in connection with the termination by the
Executive of his employment with the Company shall mean:

            (i) A diminution in the responsibilities, title or office of the Executive such that he does not serve as an executive officer of the Company (which diminution was not for Cause or the result of the Executive's disability); or

            (ii) A reduction by the Company in the Executive's Annual Base Salary to less than (a) $307,000, or (b) the Executive's Annual Base Salary at the time of such reduction.

      6.04 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Section 6.03 above by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 6.03 be reduced by any compensation earned by the Executive as a result of employment by another company, self-employment or otherwise.

                                   ARTICLE VII
                       POST-TERMINATION CONSULTING PERIOD

      7.01 In addition to the matters set forth in Article VI above, upon the termination of the Executive's employment, the Company and the Executive agree to:

      (a) Consult to the Company for two years for up to 100 hours/year and agrees not to violate Section 5.02 above, in exchange for the payment of the Executive's annual target bonus amount (paid in monthly installments), in accordance with the terms of the standard James Hardie Consulting Agreement, a copy of which is attached ("Consulting Agreement").

      (b) Additionally, the Company may elect to extend this Consulting Agreement for an additional two years, and the Executive will agree to such extension, in exchange for the amount equal to the annual base salary and target bonus for each year of extension.

                                  ARTICLE VIII
                                     RELEASE

      8.1 As a material inducement for the Company to provide compensation and certain benefits described in the Agreement, Executive, on his own behalf and on behalf of his spouse, heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Group and each of their predecessors, successors, assigns, agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, welfare benefit plans, divisions, subsidiaries, parent companies, affiliates (and agents, directors, officers, employees, partners, attorneys, representatives, retirement benefit plans, and welfare benefit plans of such divisions, subsidiaries, parent companies and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), or any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) (collectively, "Claims") of any nature whatsoever known or unknown, suspected or unsuspected, including but not limited to Claims arising under any compensation plan, welfare benefit plan,

                                                                              10

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contract, agreement or understanding, whether express or implied, any tort or other cause of action, including but not limited to those arising under federal, state or local laws prohibiting age, sex, disability or other forms of discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, the Fair Employment and Housing Act, any regulations thereunder, state or federal common law, or any other duty or obligation of any kind or description whether express or implied, which Claims relate to arise out of the Executive's change in role as set out in this Agreement, and which Executive now has, owns or holds or claims to have, own or hold or which Executive at any time heretofore has owned or held or claimed to have, own or hold or claim to have, own or hold against each or any of the Releasees, except claims arising under any applicable bonus plan, pension benefit plan, medical benefit plan, dental benefit plan, or vision benefit plan in which the Executive is participating as of the date of this Agreement. The foregoing provision in this Paragraph 8.1 shall not apply to activities that are permitted under applicable law, except that Executive acknowledges that he has irrevocably waived any right to recovery against the Releasees in connection with such activities, or otherwise. This Release is not intended to restrict either Executive's or the Company's rights and obligations to abide by and/or enforce the terms and conditions of this Agreement. For the avoidance of doubt, the release set out in this Article VIII applies solely to Claims which relate to arise out of the Executive's change in role as set out in this Agreement.

      8.2 As a condition of this Release, Executive waives all rights arising under Section 1542 of the Civil Code of the State of California against Releasees. Section 1542 provides as follows:

            A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor as of the time of executing the Release which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 and for the purpose of implementing the full and complete release and discharge of the liability of all Releasees described in Paragraph 8.1 above as of the effective date of the Agreement, Executive expressly acknowledges that the Release is intended to include and does include in its effect without limitation all Claims which Executive does not know or expect to exist in his favor against Releasees as of the time of the effective date of this Release and that this Release expressly contemplates the extinguishment of any such Claims, including attorneys' fees and costs.

      8.3 Executive acknowledges that he has been encouraged to consult with an attorney before signing this Agreement, and that he may return the signed Agreement to the Company during the period beginning with his receipt of the Agreement and ending, without Executive's revocation, twenty-one (21) days from the date Executive receives it. If Executive does sign this Agreement, Executive acknowledges that he will have seven (7) days after he executes it to voluntarily decide to revoke it, and it will not become effective until seven
(7) days has expired,

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without Executive's revocation, from the date Executive voluntarily chose to execute it. Executive further acknowledges that he has read this Article VIII carefully and that he knowingly and voluntarily agrees to accept the terms and conditions set forth in the Agreement, as consideration for the Release described herein. Executive further acknowledges that he was provided twenty-one
(21) days within which to consider the terms of the Release, including seeking counsel, and that the consideration described within the Agreement is sufficient and adequate consideration for the Release as it reflects compensation and benefits above and beyond those to which Executive is entitled as of the date of this Release.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.01 Assignment, Successors. This Agreement, or any right or interest herein, may not be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's estate and the Company and any assignee of or successor to the Company.

      9.02 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

      9.03 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

      9.04 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by a reputable overnight courier service or five (5) days following deposit in the U.S. mail (if sent by registered or certified mail, return receipt requested, postage prepaid), in each case duly addressed to the party to whom such notice or communication is to be given as follows:

                If to the Company:       JAMES HARDIE BUILDING PRODUCTS INC.
                                         Attn: CEO
                                         26300 La Alameda, Suite 100
                                         Mission Viejo, California 92691
                                         Fax: (949) 367-1294

                With a copy to:          VP HR
                                         26300 La Alameda, Suite 100
                                         Mission Viejo, California 92691
                                         Fax: (949) 367-1294

                If to the Executive:     DAVID MERKLEY
                                         c/o James Hardie Building Products Inc.
                                         26300 La Alameda, Suite 250
                                         Mission Viejo, California 92614
                                         Fax: (949) 367-1294

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

      9.05 Counterpart Originals. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      9.06 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

      9.07 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the state of California, without regard to its choice of law principles.

      9.08 Effect on Other Agreements. This Agreement shall terminate and supersede all prior agreements, promises and representations regarding the terms and conditions of the Executive's employment by the Company, James Hardie Industries N.V., or any of their subsidiaries or affiliates, and any severance or other payments contingent upon termination of employment, including but not limited to a certain Employment Agreement by and between the Company and the Executive, made and entered into as of the 9th day of October, 2002.

      9.09 Extension or Renegotiation. The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

      9.10 Legal Fees; Arbitration. The parties hereto expressly agree that in the event of any dispute, controversy or claim by any party regarding this Agreement, the prevailing party shall be entitled to reimbursement by the other party to the proceeding of reasonable attorney's fees, expenses and costs incurred by the prevailing party. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof, including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof. Any party can initiate arbitration by sending written notice of intention to arbitrate (the "DEMAND") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. Each party hereto intends that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In her award, the arbitrator shall allocate, in her discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding becoming final.

      IN WITNESS WHEREOF the parties have executed this Employment Agreement on the date first written above.

                                            JAMES HARDIE BUILDING PRODUCTS INC.,
                                            a California corporation

                                            By: /s/ Louis Gries
                                                ---------------------------
                                            Name: Louis Gries
                                            Title: President

                                            DAVID MERKLEY, an individual

                                            /s/ David J. Merkley
                                            ------------------------------
                                            David Merkley

                              CONSULTING AGREEMENT

      This Agreement is entered into on the later date this Agreement is signed by the parties by and between James Hardie Building Products, Inc., a Nevada corporation, with its principal place of business at 26300 La Alameda, Mission Viejo, California 92691 ("Company") and the consultant named in Exhibit A ("Consultant").

      In consideration of the mutual covenants and agreements contained herein, the adequacy and sufficiency of which is acknowledged, the parties agree as follows:

      ARTICLE 1. SCOPE OF SERVICES. As directed by Company, Consultant shall utilize its expertise to perform consulting and advisory services ("Services") regarding various business operations and opportunities in which Company may have an interest. The Services shall be rendered on an "as needed" basis and, Consultant shall use its best efforts to make the Services available to Company at times requested by Company. Consultant's responsibilities and milestones for achieving the Services are stated in Exhibit A.

      ARTICLE 2. FEES, PAYMENT, DISPUTE RESOLUTION. Unless specified otherwise in Exhibit A, the following terms regarding fees and payment shall apply. Company shall pay Consultant for time spent performing Services at the rates set forth in Exhibit A upon full and satisfactory performance of the Services. Company agrees to reimburse Consultant for all reasonable out of pocket expenses incurred by the Consultant in connection with the Services provided hereunder. Invoices shall be submitted by Consultant to Company as soon as practical after the end of each month and Company agrees to pay Consultant for amounts due for such invoices within thirty (30) days of Company's receipt of such invoice. Invoices shall provide sufficient detail and shall be in a format acceptable to Company. If Company reasonably disputes any of the fees charged, Company shall not pay the amount in dispute but shall notify Consultant of the amount and reason for the dispute. The parties shall attempt in good faith to settle the dispute by discussions between themselves. If the dispute remains unresolved after eight weeks after Company notifies Consultant of the dispute, the parties are free to pursue all available legal remedies.

      ARTICLE 3. EFFECTIVE DATE, TERM AND TERMINATION. Unless specified otherwise in Exhibit A, this Agreement shall become effective on the date last written below and shall continue to be in effect month-to-month thereafter unless canceled as hereinafter provided and either party may terminate this Agreement at the end of any month by giving the other party written notice of such termination at least ten (10) days prior to the effective date of termination; provided, however, that Company may terminate this Agreement for cause immediately upon written notice to Consultant. Termination of the Agreement by Company does not waive any claims for damages which it may have against Consultant for failure to perform or insufficient performance.

      ARTICLE 4. INSURANCE. Consultant shall carry comprehensive general liability and automobile liability insurance and, if applicable, workers' compensation and errors and omissions insurance. The minimum limits for the comprehensive general liability coverage shall be bodily injury $3,000,000 per occurrence, and property coverage $3,000,000 per occurrence. The minimum limits for the automobile liability coverage shall be bodily injury $1,000,000 per occurrence, and property damage $1,000,000 per occurrence. All policies of insurance shall be with a company or companies acceptable to the Company and Consultant shall provide to Company upon execution of this Agreement and upon Company's request, a certificate of insurance demonstrating that proper coverages are in place.

      ARTICLE 5. CONSULTANT'S AUTHORITY. Consultant is an independent contractor, not an agent or employee of Company. Consultant has no authority to enter into any contract or incur any other obligation on behalf or in the name of Company. Consultant shall be solely responsible for all of its own employees and expenses.

      ARTICLE 6. INDEMNIFICATION. Consultant shall indemnify and hold harmless Company, its affiliates, agents and employees from and against all actions, claims, demands, liabilities, damages, losses, costs and expenses (including, but not limited to, attorney's fees and those arising in any bankruptcy or insolvency proceeding) which relate to personal or bodily injury, sickness, disease, death or injury or damage to property of any kind (including, without limitation, the loss of use thereof) and any breach by Consultant of the terms of this Agreement ("Claims") where such Claims arise out of, or by reason of, an act or omission of Consultant, its employees or agents.

      ARTICLE 7. WARRANTY. Consultant warrants that: (a) the Services shall be performed in a good and workmanlike manner in accordance with established professional standards for such services and the best practices in Consultant's industry, (b) the Services and any reports, advice and other products of Consultant's Services shall comply with all applicable laws, regulations, codes and ordinances, and (c) to the extent that the Services involve delivery of "Technology" to Company, use of such Technology by Company does not infringe or violate any patent, copyright, trade secret or other proprietary right of any person or entity and, to the extent that the Services involve development of Technology, such Technology is a "work made for hire" (or if for any reason the Technology is deemed to not be a "work made for hire," Consultant hereby assigns all its rights in such Technology to Company) and Company shall have full and clear title to any and all Technology resulting from the Services (except as provided in Exhibit A) and shall be able to use any and all such Technology without liability and without restriction. "Technology" includes such things as, without limitation, software programs developed by Consultant as part of the Services. If Consultant fails to comply with this warranty, Company may, in addition to exercising any of its other rights and remedies under this Agreement or otherwise at law, require that Consultant perform the Services again, properly and at no additional expense to Company.

      ARTICLE 8. OWNERSHIP OF PRODUCTS OF SERVICES. All reports, data, ideas, information and other products of the Services delivered by Consultant to Company hereunder or developed by Consultant in performing the Services shall be the sole and exclusive property of Company and shall be deemed "work made for hire" with Company receiving ownership of copyright therein. Consultant hereby assigns all such rights to Company.

      ARTICLE 9. MAINTENANCE OF RECORDS. Consultant shall maintain accurate records, sufficient and acceptable to Company, pertaining to the Services and agrees to retain all such records for at least three years after completion of Services. Any representative(s) authorized by Company may audit transactions related hereto for the purpose of determining whether there has been compliance with this Agreement.

      ARTICLE 10. CONFIDENTIALITY.

      10.1 The term "Confidential Information" means all information which Consultant receives before, during and after the engagement hereunder which: (a) is provided to Consultant by Company or an affiliate company that concerns or relates to any aspect of the business of Company or an affiliate company; or (b) is, for any reason, identified and treated as confidential by the Company and/or its affiliate companies. Confidential Information does not include such information which Consultant can prove, by clear and convincing evidence: (c) at the time of this Agreement is publicly and openly known and in the public domain; (d) after the date of this Agreement becomes publicly and openly known and in the public domain through no fault of Consultant; or (e) is in Consultant's possession and documented prior to this Agreement, lawfully obtained by Consultant other than from the Company and not subject to any obligation of confidentiality.

      10.2 Consultant understands and acknowledges that the Confidential Information is being revealed to Consultant in strict confidence solely for the purpose of allowing Consultant to perform the Services. Consultant shall not use, or induce others to use, any Confidential Information for any other purpose whatsoever nor at any time directly or indirectly print, copy or otherwise reproduce, in whole or in part, any Confidential Information without the prior written consent of Company.

      10.3 Consultant shall not disclose or reveal any Confidential Information to anyone except those of Consultant's employees with a definable need to know such Confidential Information. Prior to revealing or disclosing Confidential Information to such employees, Consultant shall require the employees to agree to and be bound by the terms of this Agreement.

      10.4 Upon completion of the Services, or upon request of Company, Consultant shall deliver to Company all Confidential Information embodied in tangible form. Consultant shall deliver to Company all originals and copies of documents, data, software, programs and things, including all recordings on electronic, magnetic optical or other media, and all listings, comprising or embodying Confidential Information and shall not take or retain any copies thereof. The confidentiality provision herein shall survive termination of this Agreement and Confidential Information shall be held as confidential until it is no longer Confidential Information as provided herein.

      10.5 Consultant acknowledges that any unauthorized disclosure or use of Confidential Information to which it is given access by virtue of this Agreement would cause Company immediate and irreparable injury or loss. Accordingly, Consultant acknowledges and agrees that in the event of a breach or threatened breach by Consultant of any provision of this Agreement, Company shall be entitled to preliminary and permanent injunctive relief, without the need to post a bond, restraining Consultant from the disclosure or unauthorized use of any Confidential Information.

      10.6 The terms of this confidentiality provision supplement the terms of any separate confidentiality agreement signed by the parties, regardless of any integration clause, and if there is any conflict in such terms, the provision providing the most protection to the Confidential Information shall be applied.

      ARTICLE 11. NON-COMPETITION.

            (a) The Consultant agrees that the Consultant shall not during the Consulting Agreement with the Company, directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in
Article 11(c).

            (b) The Consultant agrees that the Consultant shall not during the Consulting Agreement with the Company, make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Article 11(b) shall, however, restrict the Consultant from making any investment in any company whose stock is listed on a national securities exchange; provided that (i) such investment does not give the Consultant the right or ability to control or influence the policy decisions of any Prohibited Business, and (ii) such investment does not create a conflict of interest between the Consultant's duties hereunder and the Consultant's interest in such investment.

            (c) For purposes of this Article 11, "Prohibited Business" shall be defined as the business of:

                  (i) marketing or selling of fiber cement products, where the marketing or selling of such products is a principal activity of the business;

                  (ii)  manufacturing or processing fiber cement products;

                  (iii) building, assembling, operating or maintaining plant and equipment, where that plant and equipment is particular to the manufacturing or processing of fiber cement products;

                  (iv) manufacturing or processing raw materials for fiber cement products where that manufacturing or processing is particular to the raw material used in fiber cement products;

                  (v) research or development activities relating to Article 11(c)(i)-(iv); and

and any branch, office or operation thereof, which is a competitor of the Company or which has established or seeks to establish contact, in whatever form (including, but not limited to solicitation of sales, or the receipt or submission of bids), with any entity who is at any time a client, customer or supplier of the Company (including but not limited to all subdivisions of the federal government.)

      ARTICLE 12. NO ASSIGNMENT. Consultant shall not assign part or all of this Agreement without Company's prior written consent. Any independent contractors or consultants which Consultant engages to perform Services hereunder, and the specific portion of the Services they will perform, must be approved by the prior written consent of Company.

      ARTICLE 13. SAFETY COMPLIANCE. Consultant agrees to comply with all Company health and safety guidelines and requirements while on Company property.

      ARTICLE 14. GOVERNMENT CONTRACTS. If compensation to Consultant under this Agreement exceeds $10,000 and is in furtherance of a U.S. Government contract or subcontract, the provisions of the Equal Opportunity Clause as promulgated by
Section 202 of Executive Order 11246, dated September 24, 1965, as amended, are incorporated herein by reference. Consultant also agrees to comply with all applicable local, state and federal laws and executive orders and regulations issued pursuant thereto, including any such rules which may be applicable to this Agreement as a U.S. Government subcontract.

      ARTICLE 15. INDEPENDENT CONTRACTOR STATUS. Consultant and Company acknowledge that Consultant is engaged under this Agreement as an independent contractor, and not an employee, of Company. Consultant and Company further acknowledge that Consultant retains control over the method and manner in which the Services are to be performed under the Agreement. Consultant and Company further acknowledge that as an independent contractor, all taxes due to federal, state and local authorities are the sole responsibility of the Consultant. The Consultant agrees that it will indemnify and hold Company harmless for any tax liabilities that may arise as a consequence of this Agreement, and understands as a consideration of this Agreement that it must remain in compliance with all laws and regulations applicable to business entities or otherwise.

      ARTICLE 16. MISCELLANEOUS. This Agreement, including Exhibit A and any attachments thereto, constitutes the entire agreement between the parties and supersedes all prior oral or written representations, understandings, covenants and agreements relating to the subject hereof, except the Employment Agreement made and entered the 1st day of Sept, 2004 by and between James Hardie Building Products, Inc. and David Merkley, and, except as otherwise set forth herein, may be amended only by a writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Consultant agrees and hereby submits to the jurisdiction of the courts for the State of California in the County of Orange. Any provision herein held to be invalid, unenforceable, void or illegal, in whole or in part, by any tribunal of competent jurisdiction, shall be severed from this Agreement and replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision. All remedies provided herein are cumulative and in addition to any other available remedy. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same document. This Agreement may not be modified except by a subsequent writing executed by the parties. This Agreement will be interpreted as if written jointly by the parties. This Agreement will benefit the affiliates, successors and assigns of Company, and will be binding upon the affiliates, successors and assigns of Consultant.

CONSULTANT                                        COMPANY
/s/ David J. Merkley                              /s/ Louis Gries
-------------------------                         --------------------------
(signature)                                       (signature)

By: David J. Merkley                              By: Louis Gries
    --------------------                              -----------------------
    (print name)                                  (print name)

Title: EVP - Engineering                          Title: Chief Executive Officer

Date: September 1, 2004                           Date: March 31, 2005

                                    EXHIBIT A

1.    Name of Consultant:

                  Name     ________________________________________

                  Address  ________________________________________

                  Individual OR corporation incorporated in _______________ (state) (insert line through entity NOT used or delete)

2.    Consultant responsibilities and milestones:

3.    Fee and Payment Terms:

      a.    Hourly Rates:

            Employees of Consultant                     Hourly Rate ($/Hour)

      b.    Cap on hourly rates if other than 2% annually:

      c.    Other:

4.    Term and termination: